EXHIBIT 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION]

January 28, 2003

Sirenza Microdevices, Inc.
522 Almanor Avenue
Sunnyvale, CA 94086

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on or about January 28, 2003, as amended (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of your Common Stock, par value $0.001 per share, to be issued in connection with the purchase by your subsidiary, Olin Acquisition Corporation, a Delaware corporation, of substantially all of the assets of Vari-L Company, Inc., a Colorado corporation, as described in the Registration Statement (the “Transaction”). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.

It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI